28 November 2000

Dear Brian:

    This is my written notice to you that I wish to terminate our Agreement, dated 23 November 1987, whereby you have "right of first refusal" on any sale of my shares of BFEN common stock. Under the terms of our Agreement, paragraph #8, this letter constitutes my notice to you for the requisite "ten days written notice to the other party."

    Please send me a note * of confirmation that you have received this notice and that the "ten days written notice" will be completed on such-and-such date. Thanks.

                                                  Very best regards,

                                                  /s/ Thomas Nebel
                                                  --------------------
                                                  Thomas Nebel
                                                  Stockholder

* Thomas Nebel
  9502 N.E. 13th Str.
  Clyde Hill, WA 98004